PROSPECTUS SUPPLEMENT                                            Rule 424(b)(3)
                                                             File No. 333-11601



                        MENTOR GRAPHICS CORPORATION

                     SUPPLEMENT DATED JANUARY 30, 1997
                                     TO
                    PROSPECTUS DATED SEPTEMBER 13, 1996


          Mayfield VI, one of the Selling Shareholders named in the Prospectus, has made a distribution to its partners (the "Partners") of 424,938 Shares, which Shares may be sold pursuant to the Prospectus by the Partners. No Partner is an officer, director or employee of the Company. The following table sets forth certain information provided to the Company by the Partners.


                                              Shares of Common
                                             Stock beneficially   Common Stock
                Name of                         owned as of     offered by this
          Selling Shareholder                November 30, 1996    Prospectus

Shirley Ross Davis                                  620               620
Davis Family Revocable Trust DTD 4/1/92             620               620
Frank G. Myers Jr. & Susan F. Myers Trust        25,494            25,494
    U/D/T Dated 3/4/80
Frank G. Myers Jr                                   344               344
B. S. & A. Myers Ptrs                             4,559             4,559
Nancy S. Mueller Revocable Trust UDT             20,461            20,461
    12/10/81
G & C Mueller Ptrs                                5,116             5,116
Norman A. & Jill M. Fogelsong Trust UDT           3,995             3,995
    3/22/84
The Fogelsong Children's Trust U/T/A 8/1/85         998               998
A. Grant Heidrich III & Jeannette Yvonne         23,976            23,976
    Heidrich Community Prop. Tr UDT 8/9/84
A. Grant Heidrich III                               344               344
BLH Trust U/D/T 12/7/88                           3,039             3,039
AGH, IV Trust U/D/T 12/19/86                      3,039             3,039
Michael J. Levinthal Trust U/D/T 1/18/88         18,807            18,807
Michael J. Levinthal                                344               344
The Unger-Luchsinger Family Trust U/D/T          18,807            18,807
    12/19/90

                                              Shares of Common
                                             Stock beneficially   Common Stock
                Name of                         owned as of     offered by this
          Selling Shareholder                November 30, 1996    Prospectus

William D. Unger                                    344               344
The Wendell G. & Ethel S. Van Auken Trust        14,976            14,976
    U/D/T 9/17/75
Wendell G. Van Auken                                344               344
Andrew Klatt                                        456               456
Kevin A. Fong  & Sally J. Fong Trust U/D/T       17,895            17,895
    5/7/86
Kevin A. Fong                                       344               344
Mark Levin                                        7,600             7,600
Harvard College and its subsidiary, Aeneas      168,300            15,900
    Venture Corporation
Allen Invest. Co.                                   795               795
Army/Air Force Retirement Trust                  49,890             1,590
Bell Atlantic Master Pension Trust                5,963             5,963
Carleton College                                  1,590             1,590
Brown & Williamson Master Retirement Trust       20,090             1,590
Illinois Municipal Retirement Fund                3,180             3,180
BankAmerica Capital Corporation                   6,360             6,360
California Institute of Technology                6,929             3,180
Regents of the University of California          23,850            23,850
The Commonwealth Fund                             3,180             3,180
Multitimes Ltd.                                   4,770             4,770
Corning Glass Works Master Trust (Pension)        3,180             3,180
Trustees of Dartmouth College                     6,770             4,770
James C. Dudley                                     954               954
Sherman Fairchild Foundation                      1,590             1,590
Robert Fleming Nominees Ltd.                      3,180             3,180
Thomas W. Ford                                    1,590             1,590
L. Scott Frantz                                     199               199
William T. Frantz                                   199               199
Greenhouse Associates                             1,590             1,590
The Haebler Co.                                     795               795
Mckinney Avenue Corporation                       3,180             3,180
Helmerich & Payne, Inc.                           6,360             6,360
Master Trust pursuant to the Hewlett Packard      6,360             6,360
    Profit Sharing Plan and Retirement Plan
NYNEX Master Pension Trust                      127,204             4,770
Horsley Bridge Fund I, L.P.                      23,850            23,850
Leeway & Co.                                     12,720            12,720


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
                                              Shares of Common
                                             Stock beneficially   Common Stock
                Name of                         owned as of     offered by this
          Selling Shareholder                November 30, 1996    Prospectus

Massachusetts Institute of Technology            12,720            12,720
Bolsa Company                                     1,590             1,590
New York Life Insurance Co.                      12,720            12,720
Owens-Illinois Master Retirement Trust            3,180             3,180
PR Venture Partners, L.P.                         1,590             1,590
Trustees of Phillips Academy                      3,180             3,180
Prudential Insurance Co. of America              49,883             6,360
Prudential Insurance Co. Retirement for US       57,360             6,360
    Employees and Special Agents
Rensselaer Polytechnic Institute                  1,590             1,590
Rockefeller Brothers Fund                         4,770             4,770
Scinet Development & Holdings                     1,192             1,192
Shing Kwan Investment Co. Ltd.                    1,590             1,590
Robert R. Sprague Living Trust UDT 10/17/83         795               795
Leland Stanford Junior University                 6,360             6,360
Star Capital Associates                           1,590             1,590
Pebble II                                         3,180             3,180
Marion Stone Trust F/B/O Grandchildren dtd        1,590             1,590
    12/30/87
Marion R. Stone                                   1,590             1,590
Marion R. Stone "C" Tr                              636               636
Robert G. Stone Jr                                1,192             1,192
John R. Metcalf                                     397               397
Lawrence V. Metcalf Trust A F/B/O John               79                79
    Brockway Metcalf U/W 10/2/85
Lawrence V. Metcalf Trust B F/B/O Susan S           319               319
    Metcalf U/W 10/2/85
Unisys Employees Retirement Trust                29,085             2,386
HLM Partners III, L.P. (United Tech               3,181             3,181
    Retirement Trust)
Wellesley College                                 1,193             1,193
Yale University                                  23,851            23,851
                                                                  -------
                                                                  424,938


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